NOWAUTO GROUP, INC. ANNOUNCES UPDATE ON SB2 FILING

Tempe, Ariz., August 13, 2007. NowAuto Group, Inc. (NAUG:OTCBB and NWAU.PK) has continued to prepare its SB2 registration statement while investigating numerous alternative strategies to benefit shareholders, including sale or merger opportunities.

“As we neared completion of the SB2 originally planned for completion in April, several opportunities to acquire, be acquired, or even to take the company private have been presented to us. Our emphasis has been to create value for our shareholders in each case. Inasmuch as these opportunities would make the SB2 filing unnecessary, we have delayed the filing while fully investigating each situation” said CEO Scott Miller. “While we believe that some of the opportunities that have been presented to us have merit, we cannot accurately determine the probability that they will occur, or occur on a timely basis. We will therefore pursue completion of the SB2 for filing following completion of our fiscal 2007 audit due September 28, 2007.”

“One of our primary objectives is to create value for our shareholders. Exploring strategic opportunities is in everyone’s best interests. Simultaneously, we strive to build the business on a day-to-day basis and continue to refine the programs we have in place as well as plan for complimentary programs for the future.” said CFO Faith Forbis.

About NowAuto Group, Inc.

NowAuto Group, Inc. operates buy-here-pay-here used vehicle dealerships in Arizona. The Company manages all of its installment finance contracts and purchases installment finance contracts from a select number of other independent used vehicle dealerships. Through its subsidiary, NavicomGPS, Inc, the company markets GPS tracking devices, primarily to independent used vehicle dealerships.

Note to Investors

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding NowAuto Group, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such forward-looking statements.

NowAuto Group, Inc. assumes no obligation to update the information contained in this press release. NowAuto Group, Inc.’s forward-looking statements in this press release and future results may be materially impacted by any number of factors, any or all of which could have a negative impact on sales, operating results, financial and budgetary constraints. NowAuto Group, Inc.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form-QSBs and its Annual Report on Form 10-K. The statements made herein are independent statements of NowAuto Group, Inc. The inclusion, if any, of any third parties does not represent an endorsement of any NowAuto Group, Inc. products or services by any such third party.

For further information contact NowAuto Group, Inc. or visit the Company’s Web site at www.nowauto.com.

Contact:

NowAuto Group, Inc.
Randy Humphrey
(480) 990-0007
(480) 274-8885 (cell)
ir@nowauto.com

Source: NowAuto Group, Inc.